Exhibit 99-1
Astec Industries, Inc.
News Release
  1725 Shepherd Road | Chattanooga, TN  37421 | Phone (423) 899-5898 | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FIRST QUARTER 2014 RESULTS

CHATTANOOGA, Tenn. (April 22, 2014) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2014.

Net sales for the first quarter of 2014 were $238.7 million compared to $247.8 million for the first quarter of 2013, a 4% decrease.  Earnings for the first quarter of 2014 were $9.5 million or $0.41 per diluted share compared to $13.2 million for the first quarter of 2013 or $0.57 per diluted share, a decrease of 28% per diluted share.

Domestic sales increased 8% to $175.5 million for the first quarter of 2014 from $161.9 million for the first quarter of 2013.  International sales were $63.2 million for the first quarter of 2014 compared to $85.9 million for the first quarter of 2013, a decrease of 26%.

The Company’s backlog increased 8% from $276.5 million at March 31, 2013 to $299.6 million at March 31, 2014.  The domestic backlog increased 18% from $167.3 million at March 31, 2013 to $196.9 million at March 31, 2014.  The international backlog at March 31, 2014 was $102.7 million, a 6% decrease from the March 31, 2013 international backlog of $109.2 million.

Consolidated financial information for the first quarter ended March 31, 2014 and additional information related to segment revenues and profits are attached as addenda to this press release.

As previously discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013, due to the recent reallocation of certain product lines between some of the Company’s subsidiaries, the Company has been reevaluating its reportable segments.  This process has now been completed and the composition of the Company’s reportable segments has been changed.  Recast historical segment information is included in the financial information attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, “We are pleased with our growth in domestic revenues compared to last year although we continue to experience headwinds in our international sales efforts driven by the strong dollar and weakness in certain markets like Canada and Australia.  Although total sales decreased slightly we held our gross margin steady which is a testament to our focus on lean manufacturing and cost management.  Our presence at ConExpo in early March added $4 million to our S,G,A&E expenses for the quarter, however, we were pleased by the strong attendance in our booth and the interactions we had with customers.”

Mr. Brock continued, “With the April 1st addition of Telestack headquartered in Omagh, Northern Ireland, we have demonstrated our commitment to further global expansion in our core products to better serve our target industries of Infrastructure, Aggregate and Mining, and Energy.  Telestack’s quality and customer service make it a natural fit for Astec.  We expect them to be immediately accretive to earnings and to positively reinforce our backlog and outlook for the remainder of the year.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 22, 2014, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, May 6, 2014 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 13580080.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec’s manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog and the effects of general economic and political uncertainty on our business.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2013.

For Additional Information Contact:
Benjamin G. Brock
President and Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

Assets
Current assets	Mar 31 2014	Mar 31 2013
Cash and cash equivalents	$44,969	$73,175
Investments	1,462	1,573
Receivables, net	109,080	104,599
Inventories	361,209	326,068
Prepaid expenses and other	28,717	25,159
Total current assets	545,437	530,574
Property and equipment, net	187,895	186,192
Other assets	41,372	40,890
Total assets	$774,704	$757,656
Liabilities and Equity
Current liabilities
Accounts payable - trade	$59,364	$50,781
Other current liabilities	93,596	111,451
Total current liabilities	152,960	162,232
Non-current liabilities	32,490	31,999
Total equity	589,254	563,425
Total liabilities and equity	$774,704	$757,656

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	Mar 31
	2014	2013
Net sales	$238,673	$247,833
Cost of sales	181,916	189,266
Gross profit	56,757	58,567
Selling, general, administrative & engineering expenses	43,424	40,367
Income from operations	13,333	18,200
Interest expense	73	70
Other	812	672
Income before income taxes	14,072	18,802
Income taxes	4,527	5,631
Net income attributable to controlling interest	$9,545	$13,171

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.42	$0.58
Diluted	$0.41	$0.57

Weighted average common shares outstanding
Basic	22,786	22,723
Diluted	23,102	23,080

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2014 and 2013
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2014 Revenues	98,791	93,108	46,774	-	238,673
2013 Revenues	109,320	90,762	47,751	-	247,833
Change $	(10,529)	2,346	(977)	-	(9,160)
Change %	(9.6%)	2.6%	(2.0%)	-	(3.7%)

2014 Gross Profit	22,679	23,424	10,642	12	56,757
2014 Gross Profit %	23.0%	25.2%	22.8%	-	23.8%
2013 Gross Profit	26,685	23,040	8,844	(2)	58,567
2013 Gross Profit %	24.4%	25.4%	18.5%	-	23.6%
Change	(4,006)	384	1,798	14	(1,810)

2014 Profit (Loss)	8,796	9,101	1,923	(9,117)	10,703
2013 Profit (Loss)	12,878	9,057	1,191	(9,260)	13,866
Change $	(4,082)	44	732	143	(3,163)
Change %	(31.7%)	0.5%	61.5%	1.5%	(22.8%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2014	2013	Change $
Total profit for all segments	$10,703	$13,866	$(3,163)
Elimination of intersegment profit	(1,156)	(615)	(541)
Net income attributable to non-controlling interest	(2)	(80)	78
Net income attributable to controlling interest	$9,545	$13,171	$(3,626)

Astec Industries, Inc.
Backlog by Segment
March 31, 2014 and 2013
(in thousands)
(Unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2014 Backlog	$144,598	$98,903	$56,135	$299,636
2013 Backlog	120,244	93,867	62,414	276,525
Change $	24,354	5,036	(6,279)	23,111
Change %	20.3%	5.4%	(10.1%)	8.4%

Astec Industries, Inc.
Segment Revenues and Profits
2013
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
Q2 Revenues	103,754	99,884	44,489	-	248,127
Q3 Revenues	83,319	79,792	50,066	-	213,177
Q4 Revenues	102,006	80,076	41,779	-	223,861

Q2 Gross Profit	19,514	25,615	10,311	2	55,442
Q2 Gross Profit %	18.8%	25.6%	23.2%	-	22.3%
Q3 Gross Profit	18,552	19,584	7,667	(16)	45,787
Q3 Gross Profit %	22.3%	24.5%	15.3%	-	21.5%
Q4 Gross Profit	20,676	19,610	7,103	(66)	47,323
Q4 Gross Profit %	20.3%	24.5%	17.0%	-	21.1%

Q2 Profit (Loss)	6,103	11,141	2,235	(8,190)	11,289
Q3 Profit (Loss)	5,919	6,765	456	(5,935)	7,205
Q4 Profit (Loss)	7,914	6,068	123	(6,980)	7,125

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended
	June 30, 2013	September 30, 2013	December 31, 2013
Total profit for all segments	$11,289	$7,205	$7,125
Elimination of intersegment profit	(136)	(678)	1,159
Net income attributable to non-controlling interest	(61)	(13)	(19)
Net income attributable to controlling interest	$11,092	$6,514	$8,265

Astec Industries, Inc.
Backlog by Segment
2013
(in thousands)
(Unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
Q2 Backlog	$ 99,605	$ 88,706	$ 52,312	$ 240,623
Q3 Backlog	114,138	69,583	44,816	228,537
Q4 Backlog	137,119	105,022	48,101	290,242